Exhibit 10.1

Loan Agreement

Made and signed on the 6 day of July, 2025
BETWEEN: L.I.A. PURE CAPITAL LTD
Company Number: 514408715

(Hereinafter each referred to as a 'Lender', and collectively, the 'Lenders')

- On the one part - AND: IM Cannabis Corp.
Company Number: 205955

(Hereinafter referred to as the 'Borrower' and/or the 'Company')

- On the other part -

Whereas	the Borrower is a public company whose shares are listed for trading on the NASDAQ Capital Market, or Nasdaq, under the symbol “IMCC";

And whereas	the Borrower has approached the Lenders requesting a loan under the terms detailed in this agreement;

And whereas
it has been agreed that the Lenders shall provide the Borrower a total loan amount of USD 2 million. An amount of USD 1 million shall be provided within 2 days from the date of signing this agreement, and an amount of USD 1 million shall be provided no later than 60 days from the date of signing, subject to the registration of pledges in favor of the Lender and the Company publishing a prospectus for capital raising with Aegis Bank serving as underwriter/distributor (hereinafter: the “Loan”);

And whereas	the parties wish to define and regulate their relationship in regard to the Loan within the framework of this agreement.

Therefore, it is declared, conditioned, and agreed between the parties as follows:

1.	Preamble and Interpretation

1.1.	The preamble to this agreement constitutes an integral part hereof.

1.2.	The division of this agreement into sections and the provision of titles are for convenience only and shall not be used for interpretation.

2.	Definitions

In this agreement, the following terms shall have the meanings set forth beside them:

2.1.
"The Loan" - A loan to be provided to the Borrower by the Lenders under this agreement: USD 2 million in total. USD 1 million to be provided within 2 days from the signing date and USD 1 million no later than 60 days from the signing, subject to pledge registration and the publication of a prospectus with Aegis as underwriter/distributor.

2.2.	"Lenders' Account" - As detailed in Appendix A next to each Lender's name.

2.3.	"Borrower’s Account" - Bank Leumi Le Israel B.M., Branch 744, Account Number 25420080, IBAN: IL340107440000025420080, Maintained in the name of IMC HOLDINGS LTD ID: 515778348.

2.4.
"Closing Date" or "Date of Closing" - The actual date the Loan is provided under this agreement, which shall be no later than 2 days after signing for the USD 1 million, and within 60 days for the full amount subject to the aforementioned conditions.

2.5.	"Business Day" - Any day on which most banks in Israel are open for public transactions.

2.6.	"Transaction Documents" - This agreement with its appendices, including the debenture.

3.	Representations and Undertakings of the Lenders

The Lenders hereby represent and undertake to the Borrower as follows:

3.1.
The Lenders have the legal capacity, authority, and rights to enter into the Transaction Documents and fulfill all their applicable provisions and terms. There is no restriction under any agreement and/or law, including under their corporate documents (with respect to any Lender that is a corporation), that prevents them from entering into the Transaction Documents and fulfilling their obligations.

3.2.
With respect to any Lender that is a corporation, the execution of this agreement and other Transaction Documents has been approved by all the authorized bodies of the Lender as required by law or their corporate documents.

3.3.	The Lenders have the financial means to provide the Loan.

3.4.
Subject to the accuracy of the representations stated in this agreement, the Lenders hereby waive any claims of nonconformity regarding the transaction subject to this agreement, including regarding its economic and/or other viability and/or the status of the Borrower.

3.5.
Together with and subject to repayment of the Loan, all securities detailed in Section 8 below, including the pledges listed herein, shall be canceled, and the Lenders shall sign all required documents for the cancellation of such pledges and notify the Registrar of Companies and any other authority regarding their cancellation.

4.	Undertakings of the Borrower

The Borrower hereby declares and undertakes to the Lenders that, as long as the Loan has not been fully repaid:

4.1.
The Borrower has disclosed to the Lenders all material debts and liabilities of the Company, including those outside the ordinary course of business, as detailed in the financial information and disclosure materials provided to the Lenders prior to execution of this agreement. The Borrower represents that, except as disclosed to the Lenders in writing, it has no material debts outside the ordinary course of business.

4.2.	A lawsuit has been filed against the Borrower by several plaintiffs in a competent court in Canada. A copy of the statement of claim is attached to this agreement as Appendix B.

4.3.
As of May 31, 2025, the Borrower's current liabilities (solo) amount to CAD $4,195,000, non-current liabilities (solo) to CAD $1,132,000, total assets (solo) to CAD $57,204,000, and equity (solo) to CAD $51,877,000.

4.4.	The Loan amount shall be used for the Borrower’s regular operational purposes, debt repayment, and general corporate cash flow needs.

4.5.
The Borrower undertakes to continue operating in the ordinary course of business until the Loan is fully repaid and further undertakes that the company’s equity will not decrease by more than the amount of the current convertibles (including warrants, options, debentures, and other convertible securities outstanding as of the date of this agreement), except: (a) if otherwise agreed to in writing by the Lenders; and (b) for any decrease resulting from the capital raising contemplated under Section 9.1 of this agreement.

4.6.
The Borrower's assets that will be pledged under this agreement, specifically the shares of IMC Holdings Ltd., are not pledged, charged, or otherwise encumbered in favor of any third party. The Borrower has good and marketable title to such assets free and clear of all liens, pledges, charges, and encumbrances.

4.7.
The Borrower undertakes not to pledge any material asset of the Company (other than assets currently pledged as of the date of this agreement) in favor of third parties without the prior written consent of the Lenders.

4.8.	The Borrower undertakes not to sell any Company asset without the prior written consent of the Lenders.

5.	Loan Terms

5.1.	Each of the Lenders listed in Appendix A to this agreement shall provide the Borrower with the loan amount specified next to their name in Appendix A.

5.2.	The total amount of the Loan from all Lenders shall be USD 2 million (in words: two million US dollars).

5.3.
USD 1 million shall be provided within 2 days of signing this agreement, and USD 1 million shall be provided no later than 60 days from signing, subject to the registration of pledges in favor of the Lender and the publication of a prospectus with Aegis Bank as underwriter/distributor.

5.4.	The Loan shall bear annual interest at a rate of 8% plus VAT on the interest.

5.5.	The Loan shall be repaid by the Borrower by June 30, 2026. The Loan principal and interest shall be repaid at the end of the loan term.

5.6.
If the Borrower does not fully repay the Loan by June 30, 2026 (inclusive), the unpaid balance shall bear default annual interest at a rate of 15% (plus VAT on the interest) from June 30, 2026 until actual repayment.

5.7.
Upon repayment of the Loan, the securities detailed in Section 8 below, including the listed pledges, shall be canceled, and the Lenders shall sign all necessary documents to cancel such pledges and notify the Registrar of Companies and any other authority.

6.	Early Repayment

6.1.
The Borrower shall have the right to repay the Loan early. In the event of early repayment, the amount to be paid shall be the principal loan amount plus accrued interest calculated up to the actual date of repayment.

7.	Assignments and Transfers

7.1.	Neither the Borrower nor the Lenders may assign or transfer their obligations or rights under this agreement without prior written consent of the other party.

8.	Securities

To secure the Borrower's obligations under this agreement, the Borrower shall provide the Lenders with the following securities:

8.1.
A pledge on 100% of the issued and outstanding shares of IMC Holdings Ltd., a wholly-owned subsidiary of the Borrower. The Borrower shall not issue new shares or commit to issue new shares without the Lenders' prior consent, except for: (a) issuing new shares due to the exercise of existing warrants, options, debentures, and other convertible securities outstanding as of the date of this agreement; and (b) the capital raising contemplated under Section 9.1 of this agreement.

8.2.
Notwithstanding the above, the Lenders hereby consent in advance to: (a) the issuance of securities for the capital raising purposes described in Section 9.1; and (b) any other offering or fundraising method, provided that the net proceeds will be sufficient to ensure full Loan repayment and the fundraising terms have been coordinated with the Lenders in advance. This consent applies to any offering or fundraising method ensuring repayment capability from the proceeds, but shall not restrict the Borrower's ability to raise the capital specified in Section 9.1.

8.3.	The Borrower undertakes to register all pledges subject to this agreement within 60 days of signing. The pledge registration documents shall be pre- approved by the Lender.

9.	Capital Raising by the Company

9.1.
The Borrower undertakes to make best efforts to raise USD 3 million (Three Million US Dollars) in capital within 60 days of signing this agreement. The proceeds of such capital raising may be used for general corporate purposes and are not restricted to loan repayment purposes.

9.2.
To this end, the Borrower will enter into an agreement with Aegis Bank to serve as underwriters/distributors. The terms of such agreement shall be on arm's length commercial terms consistent with prevailing market rates and conditions for similar transactions and shall not contain any unusual, uncommercial, or materially adverse provisions that deviate from standard market practice in the relevant jurisdiction.

9.3.	The fundraising terms shall be coordinated in advance and in writing with the Lender.

9.4.
Capital Raising Threshold Exception: If the Borrower raises USD 4 million (Four Million US Dollars) or more in capital, the Lender shall not be required to transfer the additional USD 1 million (One Million US Dollars) from the total USD 2 million loan amount to the Company.

9.5.
Acceleration Right: In the event that the Borrower raises USD 5 million (Five Million US Dollars) or more in capital, the Lender shall have the right to demand immediate repayment of the entire loan amount provided under this agreement. Such demand shall be made in writing and the Borrower shall repay the full outstanding loan amount within 45 business days of receipt of such written demand.

10.	Appointment of a Lender's Director to the Company’s Board

10.1.
Immediately upon signing this agreement, the Company shall commence corporate actions to appoint a director recommended by the Lender to its board, including calling meetings, preparing resolutions, filing documentation, and ensuring regulatory compliance, with a target completion within 5 days and commercially reasonable efforts throughout the process. The Lenders must ensure their director cooperates fully by providing required documentation, executing necessary documents, and complying with regulatory requirements.

11.	Acceleration

The Lenders may accelerate the repayment of the outstanding Loan balance, in whole or in part, by giving the Borrower 14 Business Days written notice, if any of the following occurs:

11.1.	If bankruptcy or receivership proceedings are initiated against the Borrower, including the appointment of a special administrator, and such actions are not canceled within 120 days.

11.2.	If attachment orders or enforcement actions exceeding USD 1 million are initiated against the Borrower and are not canceled within 45 days.

12.	Miscellaneous

12.1.	All payments under this agreement shall be made subject to submission of appropriate tax withholding exemptions or reduced withholding confirmations.

12.2.	If VAT applies to any payment, the VAT shall be added upon issuance of a valid tax invoice.

12.3.	A waiver by any party of a prior breach or non-fulfillment of any obligation shall not be deemed a waiver of further breaches.

12.4.	Failure to exercise any right shall not be construed as a waiver, and the other party waives all claims in this regard.

12.5.	No leniency or waiver shall bind a party unless otherwise stated.

12.6.	A delay of up to 10 days in performance shall not be deemed a breach except for Loan disbursement deadlines.

12.7.	All appendices attached to this agreement form an integral part thereof.

12.8.	This agreement represents the full understanding between the parties regarding the Loan and supersedes all prior agreements, whether written or oral.

12.9.	Any amendment must be in writing and signed by the parties.

12.10.	This agreement shall be governed by the laws of the State of Israel and interpreted accordingly.

12.11.	Exclusive jurisdiction over this agreement shall be granted to the competent court in Tel Aviv-Yafo, Israel.

12.12.	The parties' addresses shall be as set forth in the preamble.

12.13.	Notices sent by registered mail shall be deemed received within 72 hours, or upon hand delivery, fax (with confirmation), or email delivery.

In witness whereof, the parties have signed:

(By their authorized signatories)

IM Cannabis Corp	L.I.A. PURE CAPITAL LTD